EXHIBIT 99.1

NATIONAL PRESTO INDUSTRIES, INC.

QUARTERLY REPORT

FOR THE PERIOD ENDED OCTOBER 1, 2006

(UNAUDITED AND UNREVIEWED)

NATIONAL PRESTO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
October 1, 2006 and December 31, 2005
(Unaudited and Unreviewed)
(Dollars in thousands)

	2006		2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$91,511		$101,467

Marketable securities		30,606		72,108

Accounts receivable, net		57,829		32,284

Inventories:
Finished goods	$41,776		$20,771

Work in process	21,087		8,431

Raw materials	9,262	72,125	8,477	37,679

Other current assets		10,024		13,650

Total current assets		262,095		257,188

PROPERTY, PLANT AND EQUIPMENT	84,588		68,102

Less allowance for depreciation	22,804	61,784	17,618	50,484

OTHER ASSETS		11,336		7,854

		$335,215		$315,526

The accompanying notes are an integral part of the financial statements.

NATIONAL PRESTO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
Gross profit (loss)
October 1, 2006 and December 31, 2005
(Unaudited and Unreviewed)
(Dollars in thousands)

	2006		2005
LIABILITIES
CURRENT LIABILITIES:
Accounts payable		$38,441		$18,084

Federal and state income taxes		5,142		8,283

Accrued liabilities		27,894		23,950

Total current liabilities		71,477		50,317

DEFERRED INCOME TAXES		2,164		2,164
COMMITMENTS AND CONTINGENCIES		—		—

STOCKHOLDERS’ EQUITY

Common stock, $1 par value:
Authorized: 12,000,000 shares
Issued: 7,440,518 shares	$7,441		$7,441

Paid-in capital	1,239		1,135

Retained earnings	271,780		273,543

Accumulated other comprehensive income (loss)	(28)		(141)

	280,432		281,978

Treasury stock, at cost	18,858		18,933

Total stockholders’ equity		261,574		263,045

		$335,215		$315,526

The accompanying notes are an integral part of the financial statements.

NATIONAL PRESTO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
Three Months and Nine Months Ended October 1, 2006 and October 2, 2005
(Unaudited and Unreviewed)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	2006	2005	2006	2005
Net sales	$81,531	$39,545	$184,598	$109,573

Cost of sales	65,706	32,484	154,578	92,441

Gross profit	15,825	7,061	30,020	17,132

Selling and general expenses	5,918	4,350	15,999	13,427

Operating profit	9,907	2,711	14,021	3,705

Other income	1,085	1,014	4,470	3,359

Earnings before provision for income taxes	10,992	3,725	18,491	7,064

Income tax provision	3,812	1,068	5,779	1,557

Net earnings	$7,180	$2,657	$12,712	$5,507

Weighted average shares outstanding:
Basic	6,832	6,826	6,831	6,825

Diluted	6,833	6,828	6,832	6,827

Net earnings per share:
Basic	$1.05	$0.39	$1.86	$0.81

Diluted	$1.05	$0.39	$1.86	$0.81

Cash dividends declared and paid per common share	$—	$—	$2.12	$1.67

The accompanying notes are an integral part of the financial statements.

NATIONAL PRESTO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended October 1, 2006 and October 2, 2005
(Unaudited and Unreviewed)
(Dollars in thousands)

	2006	2005
Cash flows from operating activities:
Net earnings	$12,712	$5,507
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Provision for depreciation	5,700	3,117
Other	270	248
Changes in:
Accounts receivable	(25,545)	4,522
Inventories	(34,446)	(21,590)
Other current assets	3,565	(322)
Accounts payable and accrued liabilities	24,301	(1,657)
Federal and state income taxes	(3,141)	(3,378)

Net cash used in operating activities	(16,584)	(13,553)

Cash flows from investing activities:
Marketable securities purchased	—	(30,670)
Marketable securities - maturities and sales	41,675	40,427
Acquisition of property, plant and equipment	(17,072)	(8,819)
Acquisition of businesses, net of cash acquired	(3,482)	—
Sale of property, plant and equipment	7	9

Net cash provided by investing activities	21,128	947

Cash flows from financing activities:
Dividends paid	(14,476)	(11,393)
Other	(24)	(73)

Net cash used in financing activities	(14,500)	(11,466)

Net decrease in cash and cash equivalents	(9,956)	(24,072)
Cash and cash equivalents at beginning of period	101,467	104,724

Cash and cash equivalents at end of period	$91,511	$80,652

The accompanying notes are an integral part of the financial statements.

NATIONAL PRESTO INDUSTRIES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED AND UNREVIEWED)

NOTE A – EARNINGS PER SHARE

The Company’s basic net earnings per share amounts have been computed by dividing net earnings by the weighted average number of outstanding common shares. The Company’s diluted net earnings per share is computed by dividing net earnings by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive.

NOTE B – BUSINESS SEGMENTS

In the following summary, operating profit (loss) represents earnings (loss) before other income, principally interest income and income taxes.

The Company’s segments operate discretely from each other with no shared manufacturing facilities. Costs associated with corporate activities (such as cash and marketable securities management) are included within housewares/small appliances for all periods presented.

	(in thousands)
	Housewares/ Small Appliances	Defense Products	Absorbent Products	Total
Quarter ended October 1, 2006
External net sales	$29,264	$38,392	$13,875	$81,531
Gross profit (loss)	7,765	9,028	(968)	15,825
Operating profit (loss)	4,444	6,635	(1,172)	9,907
Total assets	208,366	74,178	52,671	335,215
Depreciation	201	398	1,269	1,868
Capital expenditures	461	810	289	1,560

Quarter ended October 2, 2005
External net sales	$22,666	$8,709	$8,170	$39,545
Gross profit (loss)	6,005	2,224	(1,168)	7,061
Operating profit (loss)	2,756	1,345	(1,390)	2,711
Total assets	221,764	24,775	48,478	295,017
Depreciation	236	77	707	1,020
Capital expenditures	197	387	3,009	3,593

	(in thousands)
	Housewares/ Small Appliances	Defense Products	Absorbent Products	Total
Nine Months ended October 1, 2006
External net sales	$65,020	$82,154	$37,424	$184,598
Gross profit (loss)	15,270	18,656	(3,906)	30,020
Operating profit (loss)	5,316	13,269	(4,564)	14,021
Total assets	208,366	74,178	52,671	335,215
Depreciation	604	1,294	3,802	5,700
Capital expenditures	1,086	15,345	642	17,073

Nine Months ended October 2, 2005
External net sales	$58,022	$25,559	$25,992	$109,573
Gross profit (loss)	13,250	6,142	(2,260)	17,132
Operating profit (loss)	3,069	3,527	(2,891)	3,705
Total assets	221,764	24,775	48,478	295,017
Depreciation	809	220	2,088	3,117
Capital expenditures	526	887	7,406	8,819

NOTE C – PRODUCT WARRANTY

Company housewares/small appliance products are generally warranted to the original owner to be free from defects in material and workmanship for a period of 1 to 12 years from date of purchase. The Company allows a 60-day over-the-counter initial return privilege through cooperating dealers. The Company services its products through independent service providers throughout the United States and a corporate service repair operation. The Company’s service and warranty programs are competitive with those offered by other manufacturers in the industry. The Company determines its product warranty liability based on historical percentages which have remained relatively consistent over the years.

The following table shows the changes in product warranty liability for the period:

	(in thousands)
	2006	2005
Beginning balance January 1	$2,033	$1,698
Accruals during the period	1,867	1,694
Charges / payments made under the warranties	(1,665)	(1,584)
Balance end of period	$2,235	$1,808

NOTE D – PLANT CLOSING

In November 2001, the Company announced that continued erosion of product pricing resulted in its decision to cease manufacturing housewares/small appliances in its U.S. plants, close those facilities, and purchase most products from the Orient. This transition from U.S. plant production to the Orient was completed during late 2002. The Company closed its manufacturing facilities in Alamogordo, New Mexico, during the third quarter of 2002 and donated the facility to the Otero County Economic Development Council during the fourth quarter of 2004. The Company effectively closed its Jackson, Mississippi, plant during the fourth quarter of 2002 and has modified this plant to serve as a warehousing and shipping facility.

The following table summarizes the plant closing accrual activities for the periods presented:

	(in thousands)
	Employee Termination Benefits	Other Exit Costs	Total
Balance January 1, 2006	$385	$—	$385
Charges in 2006	(29)	—	(29)
Balance October 1, 2006	$356	$—	$356

Balance January 1, 2005	$470	$60	$530
Charges in 2005	(67)	(60)	(127)
Balance October 2, 2005	$403	$—	$403

The remaining employee termination benefits are for health care costs for workers who accepted early retirement at the time of the plant closing and will be extinguished over approximately the next two years.

NOTE E – COMMITMENTS AND CONTINGENCIES

In July 2002, the Securities and Exchange Commission (SEC) filed a lawsuit in the federal district court in Chicago, Illinois, against National Presto Industries, Inc. alleging the Company operated as an unregistered investment company from 1994 through 2002. The case does not involve fraud, deceptive practices, or questionable accounting methods. During the fourth quarter of 2005, the federal district judge granted the SEC’s motion for summary judgment and ordered the Company to register under the Investment Company Act. The Company filed the requisite notice of registration, indicating that the Company did not believe that it met the statutory definition of an investment company and as such, the filing was being made pursuant to the court’s order, rather than the terms and requirements of the Act. It also indicated that it would shortly be filing an application to deregister. That application was subsequently filed in January 2006. Timing of the SEC staff’s review of the application for deregistration is not known at this time. In April 2006, the SEC staff formally advised Presto’s counsel that it would not object if the Company filed operating company financial statements under the 1934 Act for the period ended December 31, 2005, so long as that filing was supplemented via footnote with audited pro forma financial statement information consistent with investment company reporting requirements pursuant to Article 6 of Regulation S-X and Form N-CSR. The SEC staff further advised that, if audited pro forma financial information was not available at the filing deadline, unaudited/incomplete investment company financial data should be supplied as an intermediate step, but stated its view that if the Company provided unaudited/incomplete financial statements, the Company would not be deemed by the SEC staff to have met its disclosure obligations under the federal securities laws. The Company has not supplemented its 1934 Act financial statements with unaudited/incomplete financial data upon advice of counsel. In order to provide an audited footnote, the Company needed to enter into an additional separate audit engagement with a public accounting firm. Presto had been informed that no reputable accounting firm would accept the investment company financial statements that Presto was currently able to prepare as the basis for an audit engagement. The preparation of such statements raises many substantive and methodological questions for which the regulations and current accounting literature provide no clear answers.

In April, 2006, after receiving letters from the SEC arising from the absence of the footnote from the Company’s 10-K and annual report, the Company’s 1934 Act auditors, Grant Thornton, withdrew its opinions pertaining to the year ended December 31, 2005 and shortly thereafter resigned. The Company had tentatively selected a new public accounting firm to handle both the 1934 Act operating audit and the audit of the pro forma footnote. The accounting firm had informed the Company that the firm will require further guidance and clarification from the SEC staff on matters pertaining to the audits as a condition to the firm’s acceptance of the audit engagement. Clarification and a methodology for resolving the issues were discussed during a meeting with the staff and the accountants on September 21, 2006. The Company is awaiting a response from the SEC to its letter confirming the results of that meeting. It is unclear whether a substantive response will be forthcoming. As a result, the Company is currently in the process of discussing an engagement with a public accounting firm based on the premise that no written confirmation will be secured. Accordingly, the Company is not in a position to state when the pro forma footnote will be available. For additional details on this matter see the Registrant’s Form 8-K/A filings dated April 25, 2006 and May 11, 2006. Among other things, these filings illustrate the potential problems that can occur when relying upon oral understandings.

The Company has filed a notice of appeal from the federal district judge’s decision to the United States Circuit Court of Appeals for the 7th Circuit. Because the appeal was from a summary judgment rather than a trial decision, the findings of the lower court will be reviewed afresh (de novo) by three judges at the appellate level. Both the Company’s and the SEC’s briefs have been filed and oral argument took place on September 20, 2006. Although management believes that its position will be upheld on appeal, it can not predict either when the matter will be resolved or what the final outcome will be.

During the process of the appeal and the SEC’s consideration of its deregistration application, the Company plans to continue to provide its shareholders and the investment community with operating company financial information prepared in a fashion that is consistent with its historical filings, so that investors will have a meaningful way to monitor the Company’s performance.

In addition, the Company is involved in other routine litigation incidental to its business. Management believes the ultimate outcome of this litigation will not have a material effect on the Company’s consolidated financial position, liquidity, or results of operations.

NOTE F – ACCUMULATED OTHER COMPREHENSIVE INCOME

The $28,000 of accumulated comprehensive loss at October 1, 2006 reflects the unrealized loss, net of tax, of available-for-sale marketable security investments. Total comprehensive income was $7,257,000 and $2,764,000 for the three-month periods ended October 1, 2006 and October 2, 2005, respectively, and $12,825,000 and $5,442,000 for the nine-month periods ended October 1, 2006 and October 2, 2005, respectively.

NOTE G – RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective beginning in 2007. The Company is currently assessing the impact, if any, that the adoption of this Interpretation will have on its financial statements.

In November 2004, the FASB issued SFAS 151, “Inventory Costs”. The provisions of this statement become effective for the Company in fiscal 2006. SFAS 151 amends the existing guidance on the recognition of inventory costs to clarify the accounting for abnormal amounts of idle expense, freight, handling costs, and wasted material (spoilage). Existing rules indicate that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal”. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The adoption of this Statement is not expected to have a material impact on the valuation of inventory or operating results.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment”. This revised standard addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB 25. Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income. SFAS 123R will be effective for all interim and annual periods beginning January 1, 2006. The Company intends to apply the modified prospective method and estimates the adoption of this standard will not have a material impact on the Company’s operating results.

NOTE H – INCOME TAXES

On October 22, 2004, Congress passed the American Jobs Creation Act of 2004 (the Act). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010, as well as other tax implications. The domestic production deduction will be accounted for as a special deduction and as such, will have no effect on deferred tax assets and liabilities existing at the date of enactment. The Act did not have a material effect on 2005, and management does not expect the provisions of Act to have a material impact on the 2006 financial statements.

NOTE I – BUSINESS ACQUISITION

On January 30, 2006, the Company purchased the assets of Amron, LLC, an Antigo, Wisconsin defense manufacturer of cartridge cases used in medium caliber (20-40mm) ammunition. The acquisition enhances the Company’s position as a viable competitive force in medium caliber ammunition programs of the U.S. Department of Army. The purchase price was $24,209,000, consisting of a $16,209,000 payment at closing and an $8,000,000 earn-out amount, which is payable based upon certain earnings targets through December 31, 2010. The earn-out will be added to goodwill.

The acquisition was accounted for as a purchase with all assets recorded at fair market value. The excess of the purchase price over the net tangible assets has been recorded as goodwill and is included as part of the Company’s defense products segment. Based upon the purchase price and fair value of the assets acquired, the following represents the allocation of the aggregate purchase price to the acquired net assets of Amron, LLC. The Company is in the process of obtaining third-party valuations of certain assets; thus, the allocation of the purchase price is subject to refinement.

(in 000’s)
Receivables	$619
Inventory	1,909
Fixed Assets	11,610
Goodwill	3,481
Total Assets Acquired	17,619
Less: Current Liabilities Assumed	(1,410)
Net Assets Acquired	$16,209

The results of operations for the Company include those of Amron, LLC as of the date of closing. The following pro forma condensed consolidated results of operations have been prepared as if the acquisition of Amron had occurred as of January 1, 2005.

	(unaudited) (in thousands, except per share data)
	Quarter Ending October 1, 2006	Quarter Ending October 2, 2005
Net Revenues	$81,531	$45,616
Net Income	7,180	2,739
Net Income per Share:
Basic	$1.05	$0.40
Diluted	1.05	0.40
Weighted Average Shares Outstanding:
Basic	6,832	6,826
Diluted	6,833	6,828

	(unaudited) (in thousands, except per share data)
	Nine Months Ending October 1, 2006	Nine Months Ending October 2, 2005
Net Revenues	$187,369	$129,147
Net Income	12,776	5,890
Net Income per Share:
Basic	$1.87	$0.86
Diluted	1.87	0.86
Weighted Average Shares Outstanding:
Basic	6,831	6,825
Diluted	6,832	6,827

The unaudited pro forma condensed consolidated results of operations are not necessarily indicative of results that would have occurred had the acquisition occurred as of January 1, 2005, nor are they necessarily indicative of the results that may occur in the future.

NOTE J - SUBSEQUENT EVENT

On October 9, 2006, the Company decided to consolidate its adult incontinence production capabilities and, as a result, has begun the process of relocating its adult incontinence manufacturing equipment from its Marietta, Georgia facility to its Eau Claire, Wisconsin facility. This consolidation will take place during the 4th quarter of 2006 and the 1st quarter of 2007 and should ultimately help to improve the absorbent products segment’s long-term manufacturing efficiencies. The company issued a W.A.R.N. (Worker Adjustment and Retraining Notification) notice on October 9, 2006. The Company estimates the total cost of the relocation activities to be $1,200,000, including $700,000 for the disassembly, transportation, and installation of machinery and equipment, $200,000 for one-time termination benefits to affected employees, and $300,000 for other related costs. The Company’s estimates will be subject to refinement.

The foregoing information for the periods ended October 1, 2006, and October 2, 2005, is unaudited and not reviewed by a public accountant; however, in the opinion of management of the Registrant, it reflects all the adjustments, which were of a normal recurring nature, necessary for a fair statement of the results for the interim periods. The condensed consolidated balance sheet as of December 31, 2005, is summarized from consolidated financial statements, but does not include all the disclosures contained therein and should be read in conjunction with the 2005 Annual Report. Interim results for the period are not indicative of those for the year.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AN RESULTS OF OPERATIONS

Forward-looking statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, elsewhere in this document, in the Company’s 2005 Annual Report to Shareholders, in the Proxy Statement for the annual meeting held May 16, 2006, and in the Company’s press releases and oral statements made with the approval of an authorized executive officer are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty. In addition to the factors discussed herein and in the notes to consolidated financial statements, among the other factors that could cause actual results to differ materially are the following: consumer spending and debt levels; interest rates; continuity of relationships with and purchases by major customers; product mix; the benefit and risk of business acquisitions; competitive pressure on sales and pricing; increases in material, freight/shipping, or production cost which cannot be recouped in product pricing; delays or interruptions in shipping; cut backs by the US government in defense spending, and the efficient start-up and utilization of capital equipment investments. Additional information concerning those and other factors is contained in the Company’s Securities and Exchange Commission filings, copies of which are available from the Company without charge. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comparison Third Quarter 2006 and 2005

Readers are directed to Note B, “Business Segments” for data on the financial results of the Company’s three business segments for the Quarters ended October 1, 2006 and October 2, 2005.

On a consolidated basis, sales increased by $41,986,000 (106%), gross margins increased by $8,764,000 (124%), selling and general expense increased by $1,568,000 (36%), and other income increased by $71,000 (7%). Earnings before the provision for income taxes increased by $7,267,000 (195%), as did net earnings by $4,523,000 (170%). Details concerning these changes can be found in the comments by segment below.

Housewares/small appliance net sales increased $6,598,000 from $22,666,000 to $29,264,000, or 29%, primarily the result of an increase in units shipped. Defense net sales increased by $29,683,000 from $8,709,000 to $38,392,000, or 341%, with approximately 65% of the increase attributable to sales related to the US Department of the Army 40mm Systems program and the remaining increase largely stemming from the expansion of the defense segment with the acquisition of Amron, LLC (see Note I). Absorbent products net sales increased by $5,705,000 from $8,170,000 to $13,875,000, or 70%, primarily reflecting increased sales from the adult incontinence line of products.

Housewares/small appliance gross profits increased $1,760,000 from $6,005,000 (27% of sales) to $7,765,000 (27% of sales), reflecting the increased sales volume mentioned above. Defense gross profits increased $6,804,000 from $2,224,000 (26% of sales) from the prior year’s quarter to $9,028,000 (24% of sales). The dollar increase likewise reflected the increased sales referenced above. Absorbent products improved slightly by $200,000 from a negative $1,168,000 to a negative $968,000. The negative gross margins stemmed primarily from increased material costs, increased depreciation costs, and cost inefficiencies of a startup/learning curve nature related to the ramp-up of new state-of-the-art machinery.

The Company accrues for unexpended selling and advertising costs, primarily for housewares/small appliances, budgeted for the year against each quarter’s sales. Selling and advertising charges included in selling expense in each quarter represent that percentage of the annual sales and advertising budget associated with that quarter’s shipments. Revisions to this budget result in periodic changes to the accrued liability for committed selling and advertising expenditures. Housewares/small appliance selling and general expenses were relatively flat. Defense segment selling and general expenses increased by $1,514,000, reflecting increased compensation and staffing commensurate with the segment’s increased sales and earnings levels and the addition of Amron, LLC. (See Note I.) Absorbent segment selling and general expenses were also relatively flat.

The above items were responsible for the change in operating profit.

Other income increased $71,000 or 7%. The Company realized higher interest income from increased yields despite the fact that there were reduced dollars invested (due to the use of funds for expansion of the defense and absorbent products segments).

Earnings before provision for income taxes increased $7,267,000 from $3,725,000 to $10,992,000. The provision for income taxes increased from $1,068,000 to $3,812,000, which resulted in an effective income tax rate increase from 29% to 35% as a result of increased earnings subject to income tax. Net earnings increased $4,523,000 from $2,657,000 to $7,180,000, or 170%

Comparison of First Nine Months 2006 and 2005

Readers are directed to Note B, “Business Segments” for data on the financial results of the Company’s three business segments for the Nine Months ended October 1, 2006 and October 2, 2005.

On a consolidated basis, sales increased by $75,025,000 (69%), gross margins increased by $12,888,000 (75%), selling and general expense increased by $2,572,000 (19%), and other income increased by $1,111,000 (33%). Earnings before the provision for income taxes increased by $11,427,000 (162%), as did net earnings by $7,205,000 (131%). Details concerning these changes can be found in the comments by segment below.

Housewares/small appliance net sales increased $6,998,000 from $58,022,000 to $65,020,000, or 12%, primarily the result of an increase in units shipped. Defense net sales increased by $56,595,000 from $25,559,000 to $82,154,000, or 221%, with approximately 60% of the increase attributable to sales related to the US Department of the Army 40mm Systems program and the remaining increase largely stemming from the expansion of the defense segment with the acquisition of Amron, LLC (see Note I). Absorbent products net sales increased by $11,432,000 from $25,992,000 to $37,424,000, or 44%, primarily reflecting increased sales from the adult incontinence line of products.

Housewares/small appliance gross profits increased by $2,020,000 from $13,250,000 (23% of sales) to $15,270,000 (24% of sales), reflecting the increased sales volume mentioned above. Defense gross profits increased $12,514,000 from $6,142,000 (24% of sales) from the prior period to $18,656,000 (23% of sales). The dollar increase likewise reflected the increased sales referenced above. Absorbent products gross profit dropped $1,646,000 to a negative $3,906,000. The decline stemmed primarily from increased material costs, increased depreciation costs, and cost inefficiencies of a startup/learning curve nature related to the ramp-up of new state-of-the-art machinery.

The accrual for unexpended advertising costs discussed in the Third Quarter comparison also applies to the first nine months. Housewares/small appliance selling and general expenses decreased $227,000, largely attributable to decreases in the aforementioned accrual. Defense segment selling and general expenses increased by $2,772,000, reflecting increased compensation and staffing commensurate with the segment’s increased sales and earnings levels. Absorbent segment selling and general expenses were relatively flat.

The above items were responsible for the change in operating profit.

Other income increased $1,111,000 or 33% as a result of higher interest income of $536,000 resulting from increased yields on reduced dollars invested (due to the use of funds for expansion of the defense and absorbent products segments) and the receipt and recognition of approximately $500,000 of insurance proceeds related to a 2004 loss of manufacturing equipment.

Earnings before provision for income taxes increased $11,427,000 from $7,064,000 to $18,491,000. The provision for income taxes increased from $1,557,000 to $5,779,000, which resulted in an effective income tax rate increase from 22% to 31% as a result of increased earnings subject to tax. Net earnings increased $7,205,000 from $5,507,000 to $12,712,000, or 131%

Liquidity and Capital Resources

Cash used in operating activities was $16,584,000 during the first nine months of 2006, as compared to $13,553,000 used during the first nine months of 2005. The principal factors behind the increase in cash used can be found in the changes in the components of working capital within the Consolidated Statement of Cash Flows.

Net cash provided by investing activities during the first nine months of 2006 was $21,128,000, as compared to $947,000 during the first nine months of 2005. The change is attributable to two factors, one of which served to partially offset the other. First, more instruments matured and were placed in cash equivalents during the review period than in the prior year’s period. The second and partially offsetting factor was the larger cash outlay experienced in the current review period stemming from the acquision of Amron, LLC (see Note I) compared to the prior year’s level of cash outlays for equipment used in the expansion of the absorbent products segment and modification of the Jackson, Mississippi plant to a warehousing and shipping facility.

Cash flows from financing activities for the first nine months of 2006 and 2005 primarily differed as a result of the $.45 per share increase in the extra dividend paid during those periods.

Working capital decreased by $16,253,000 to $190,618,000 at October 1, 2006. The Company’s current ratio was 3.7 to 1.0 at October 1, 2006, as compared to 5.1 to 1.0 at December 31, 2005.

As of October 1, 2006, there were approximately $5,980,000, $1,050,000, and $890,000 of open equipment/facilities purchase commitments to expand the product lines in the defense, absorbent products, and housewares/small appliances segments, respectively. The Company expects to continue to evaluate acquisition opportunities that align with its business segments and will make further acquisitions as well as continue to make capital investments in these segments if the appropriate return on investment is projected.

The Company has substantial liquidity in the form of cash and short-term maturity marketable securities to meet all of its anticipated capital requirements, to make dividend payments, and to fund growth through acquisitions and other means. The company intends to continue its investment strategy of safety and short-term liquidity throughout its investment holdings. The interest rate environment is a function of national and international monetary policies as well as the growth and inflation rates of the U.S. and foreign economies and is not controllable by the Company.

The Company may have additional plant closing costs stemming from its 2001-2002 plant closing (see Note D) but is not aware of any such costs. However, plant closing activities of this nature are unique and infrequent for the Company; therefore, these activities possess inherent risk that errors in the estimation process could occur. Subject to the foregoing estimation risk, no major plant closing related expenses are expected in 2006.

CRITICAL ACCOUNTING POLICIES

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amount of reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the periods reported. Actual results may differ from those estimates. The Company reviewed the development and selection of the critical accounting policies and believes the following are the most critical accounting policies that could have an effect on the Company’s reported results. These critical accounting policies and estimates have been reviewed with the Audit Committee of the Board of Directors.

Inventories:   New housewares/small appliance product introductions are an important part of the Company’s sales to offset the morbidity rate of other housewares/small appliance products and/or the effect of lowered acceptance of seasonal products due to weather conditions. New products entail unusual risks and have occasionally in the past resulted in losses related to obsolete inventory as a result of low or diminishing demand for a product. The Company did not have any major new product introductions or morbidity issues in the current period and, accordingly, did not record a reserve for obsolete product. In the future should product demand issues arise, the Company may incur losses related to the obsolescence of the related inventory.

Insurance:    The Company is subject to product liability claims in the normal course of business and is self-insured for health care costs. The Company insures for product liability claims and retains a self-insured retention insurance accrual in the Company’s financial statements. The Company utilizes historical trends and other analysis to assist in determining the appropriate accrual. An increase in the number or magnitude of claims could have a material impact on the Company’s financial condition.

Environmental:    In May 1986, the Company’s Eau Claire, Wisconsin, site was placed on the United States Environmental Protection Agency’s National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 because of hazardous waste deposited on the property. By December 31, 1998, all remediation projects had been installed, were fully operational, and restoration activities had been completed and accrued liabilities established for the expected cost of the activity. The Company believes its accrued liability reserve will be adequate to satisfy ongoing remediation operations and monitoring activities; however, should environmental agencies require additional studies or remediation projects, it is possible the existing accrual could be inadequate. The Company’s current environmental liability is based upon estimates of the future costs to maintain and operate remediation projects and monitor their results based upon historical costs incurred for such activities.

NEW ACCOUNTING PRONOUNCEMENTS

Please refer to Note G for information related to the effect of adopting new accounting pronouncements on the Company’s consolidated financial statements.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s interest income on cash equivalents and marketable securities is affected by changes in interest rates in the United States. Cash equivalents include money market funds and 7-day variable rate demand notes which are highly liquid instruments with interest rates set every 7 days that can be tendered to the remarketer upon 7 days notice for payment of principal and accrued interest amounts. The 7 day tender feature of these variable rate demand notes are further supported by an irrevocable letter of credit from highly rated U.S. banks. To the extent a bond is not remarketed at par plus accrued interest, the difference is drawn from the bank’s letter of credit. The Company’s investments are held primarily in fixed and variable rate municipal bonds with an average life of less than one year. Accordingly, changes in interest rates have not had a material effect on the Company, and the Company does not anticipate that future exposure to interest rate market risk will be material. The Company uses sensitivity analysis to determine its exposure to changes in interest rates.

The Company has no history of, and does not anticipate in the future, investing in derivative financial instruments. Most transactions with international customers are entered into in U.S. dollars, precluding the need for foreign currency cash flow hedges. The Company’s manufacturing contracts with its foreign suppliers contain provisions to share the impact of fluctuations in the exchange rate between the U.S. dollar and the Hong Kong dollar above and below a fixed range contained in the contracts. All transactions with the foreign suppliers were within the exchange rate range specified in the contracts during 2006, 2005, and 2004. There is no similar provision applicable to the Chinese Yuan which until 2005 had been tied to the U.S. Dollar. To the extent there are further revaluations of the Yuan vis-à-vis the U.S. Dollar, it is anticipated that any potential material impact from such revaluations will be to the cost of products secured via purchase orders issued subsequent to the revaluation.